Exhibit 99.1

FOR IMMEDIATE RELEASE:

Quanex Building Products Corporation Appoints New Corporate Officers

HOUSTON, June 20, 2013 (NYSE:NX) – Quanex Building Products Corporation today announced the appointment of Dewayne Williams and Martin P. Ketelaar as corporate officers.

Dewayne Williams has been appointed Vice President and Corporate Controller, effective July 1, 2013. Mr. Williams will be responsible for all internal and external financial accounting and reporting functions at Quanex. Mr. Williams was previously Vice President, Corporate Controller, Chief Accounting Officer and Assistant Treasurer for Complete Production Services, Inc., an oilfield service provider. He received his BBA in Accounting from the University of Houston and holds a Certified Public Accountant designation.

Martin P. Ketelaar, who joined Quanex in September 2012 as Vice President, Investor Relations and Corporate Communications, has been appointed Treasurer of the company, where he will be responsible for all banking, cash management and risk management functions in addition to his current duties. Before joining Quanex, Mr. Ketelaar was Vice President, Investor Relations and Assistant Treasurer at The ServiceMaster Company. He received his BBA in Finance from the University of Iowa and his MBA from Drake University and holds a Certified Public Accountant designation.

“I would like to welcome Dewayne to the Quanex family and look forward to his contributions. I also congratulate Marty on his new position and additional responsibilities as Quanex continues to grow its position in the building products sector,” said Senior Vice President-Finance and Chief Financial Officer Brent L. Korb. “As our markets improve, I am more confident than ever in the strength and abilities of our leadership team.”

Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered products and components, serving the energy-efficient building products markets. Quanex is committed to bringing innovative products and solutions to our markets through passionate people, powerful brands, creative thinking and, above all, integrity.

CONTACT:

Investor Contact: Marty Ketelaar, 713-877-5402 martin.ketelaar@quanex.com

Media Contact: Valerie Calvert, 713-877-5305, valerie.calvert@quanex.com

www.quanex.com